Exhibit 99.02
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended March
	2015	2014
Consolidated Earnings–As Reported
(See Notes)
Traditional Operating Companies	$477	$318
Southern Power	33	33
Total	510	351
Parent Company and Other	(2)	—
Net Income–As Reported	$508	$351

Basic Earnings Per Share	$0.56	$0.39

Average Shares Outstanding (in millions)	910	890
End of Period Shares Outstanding (in millions)	908	891

	Three Months Ended March
	2015	2014
Consolidated Earnings–Excluding Items
(See Notes)
Net Income–As Reported	$508	$351
Estimated Loss on Kemper IGCC	6	235
Net Income–Excluding Items	$514	$586

Basic Earnings Per Share–Excluding Items	$0.56	$0.66

Notes
- For the three months ended March 31, 2015 and 2014, dilution does not change basic earnings per share by more than 1 cent and is not material.

- The estimated probable losses relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) significantly impacted the presentation of earnings and earnings per share for the three months ended March 31, 2014 and any similar charges may occur with uncertain frequency.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.